Exhibit 1.1

ARTICLES OF ASSOCIATION of:

Exhibit 1.1

Corporate Express N.V.

having its official seat in Maastricht.

19 April 2007.

Office translation of the complete text of the Articles of Association of Corporate Express N.V., formerly named Buhrmann N.V., having its official seat in Maastricht, as they read after the deed of amendment executed on 19 April 2007 before G.W.Ch. Visser, civil law notary in Amsterdam, in respect of which a ministerial statement of no objections was granted on 13 April 2007, under number NV 2293.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will govern by law.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

GV/aj/41936-00210

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

a.                                       the general meeting: the body of the company formed by shareholders and other persons entitled to vote;

b.                                      the general meeting of shareholders: the meeting of shareholders and other persons entitled to attend the general meetings;

c.                                       depository receipts: depository receipts of shares in the company. Unless the contrary is evident, depository receipts not issued with the cooperation of the company are included therein;

d.                                      holders of depository receipts: holders of depository receipts of preference shares A issued with the cooperation of the company. Unless the contrary is evident, those persons who, as a result of a life interest or pledge created in shares, have the rights granted by the law to holders of depository receipts of shares issued with the cooperation of a company are included therein;

e.                                       trust office: the trust office which has been designated by the Executive Board with the approval of the Supervisory Board for the purpose of issuing depository receipts of preference shares A in the company;

f.                                         the distributable part of the capital and reserves: that part of the company’s capital and reserves which exceeds the aggregate of the part of the capital which has been paid-up and called and the reserves which must be maintained by virtue of the law;

g.                                      accountant: a “registeraccountant” or other accountant referred to in article 393, Book 2 of the Civil Code, as well as an organisation within which such accountants practice;

h.                                      the annual meeting: the general meeting of shareholders held for the purpose of discussion and adoption of the annual accounts;

i.                                          subsidiary:

•

a legal entity in which the company or one or more of its subsidiaries, whether or not by virtue of agreement with other persons who can cast votes, can exercise alone or together more than half of the voting rights in the general meeting of members or shareholders of that legal entity;

•

a legal entity in respect of which the company or one or more of its subsidiaries is a member or shareholder and, whether or not by virtue of agreement with other persons who can cast votes, alone or together, can appoint or dismiss more than half the management or members of the Supervisory Board, also in the event all the persons who can cast votes, vote.

A company trading under its own name shall be regarded as a subsidiary, where the company or one or more subsidiaries as partner is fully liable to creditors for debts;

all this with due observance of all provisions of the paragraphs 3 and 4 of article 24a, Book 2 of the Civil Code;

j.	group company: a legal entity or company with which the company is, in the meaning of article 24b, Book 2 of the Civil Code, joint in a group;

k.	dependent company:

•	a legal entity in respect of which the company or one or more dependent companies, solely or jointly and for its or their own account, contribute(s) at least one-half of the issued capital;

•

a partnership, a (business) undertaking of which is registered in the trade register and for which the company or a dependent company is fully liable as a partner towards third parties for all liabilities;

l.	Official Price List: the Official Price List of Euronext Amsterdam N.V. or an official publication replacing it;

m.	General Rules: the General Rules (“Algemeen Reglement”) Euronext Amsterdam Stock Market;

n.

Necigef: Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.: the Netherlands central securities depository (centraal instituut) as referred to in the Securities Bank Giro Transfer Act (Wet giraal effectenverkeer) (Euroclear Netherlands);

o.

Necigef-beneficiary: in respect of ordinary shares, a participant (deelgenoot) in the collective deposit (verzameldepot) of ordinary shares of a Necigef-participant, all within the meaning of the Securities Bank Giro Transfer Act;

p.	Necigef-participant: an institution which is an associated institution (aangesloten instelling) within the meaning of the Securities Bank Giro Transfer Act;

q.	Necigef Global Certificate: the one single share certificate representing all bearer ordinary shares in issue from time to time referred to in article 5, paragraph 2, of these articles of association;

r.

in writing: unless the law or these articles provide otherwise, a message that is conveyed by letter, telefax, e-mail or any other electronic means of communication, provided the message is legible and reproducible.

CHAPTER II.

Name, seat, objects.

Article 2. Name and seat.

1.	The name of the company is:
Corporate Express N.V.

2.	The official seat of the company is in Maastricht.

Article 3. Objects.

The objects of the company are to participate in, to manage, to finance and to render services to other companies or enterprises, in particular those companies which operate in the field of the distribution of products and the rendering of services for the office market, the graphic market and the industrial market, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III.

Capital and shares. Registers.

Article 4. Authorized capital. Types of shares.

1.                                       The authorized capital amounts to one billion and eighty million euros (EUR 1,080,000,000.—).

2.                                       It is divided into shares of one euro and twenty eurocents (EUR 1.20) each, being:

•                                          three hundred and ninety-five million   (395,000,000) ordinary shares;

•                                          fifty-five million (55,000,000) preference shares A; and

•                                          four hundred and fifty million (450,000,000) preference shares B.

3.                                       The ordinary shares may, at the choice of the shareholder, be registered shares or bearer shares. The preference shares A and B shall be registered shares.

4.                                       Wherever the articles of association refer to shares or shareholders, all three classes of shares mentioned in paragraph 2 shall be understood to be referred to as well as the holders thereof, unless the contrary is evident. Wherever the articles of association refer to preference shares, both classes of preference shares mentioned in paragraph 2 shall be understood to be referred to, unless the contrary is evident.

5.                                       The company shall not lend its co-operation to the issue of depository receipts of its preference shares B. The company may, duly observing the provision in article 22 paragraph 1, opening lines and sub b., lend its co-operation to the issue of depository receipts of its ordinary shares and its preference shares A.

Article 5. Bearer ordinary shares: Necigef Global Certificate.

1.                                       On the occasion of the issuance of ordinary shares any person entitled to receive such share may submit a written request to the company for a registered ordinary share. Without such request, the person entitled to such share shall obtain a bearer ordinary share in conformity with the provisions of this article 5.

2.                                       All bearer ordinary shares in issue from time to time shall be represented by one single share certificate (the “Necigef Global Certificate”).

3.                                       The company shall have the Necigef Global Certificate kept in safe custody by Necigef for the benefit of the Necigef-beneficiaries.

4.                                       The company shall confer a right to a bearer ordinary share on a person by (i) having Necigef enable the company to add an ordinary share to the Necigef Global Certificate, and (ii) by the entitled person designating a Necigef-participant that will accordingly credit him as Necigef-beneficiary in this Necigef-participant’s collective deposit of ordinary shares in the company.

5.                                       Without prejudice to the provisions in article 42, paragraph 4, of these Articles of Association, Necigef shall be irrevocably charged with the management of the Necigef Global Certificate and be irrevocably authorised on behalf of the Necigef-beneficiaries to perform all acts in respect of the shares concerned, including acceptance and delivery and lending  cooperation in the crediting and debiting of the Necigef Global Certificate.

6.                                       No individual bearer ordinary share shall be handed over.

7.                                       A Necigef-beneficiary may at any time require the conversion of one or more bearer ordinary shares up to the maximum number he is entitled to into registered ordinary shares. Such conversion of one or more ordinary shares is only allowed to the maximum number for which he is Necigef-participant and shall require (i) the transfer by deed of the shares concerned by Necigef to the Necigef-beneficiary, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares debited from the Necigef Global Certificate, (iv) the Necigef-participant concerned debiting the Necigef-beneficiary accordingly as a participant in its collective deposit of ordinary shares in the company and (v) the company effecting the entry of the Necigef-beneficiary’s name in the company’s register of shareholders as holder of the registered ordinary shares concerned.

8.                                       A holder of registered ordinary shares may at any time require the conversion of such ordinary shares into bearer ordinary shares. Conversion of one or more registered ordinary shares shall require (i) the transfer of the shares concerned by the shareholder to Necigef, (ii) the company acknowledging the transfer of the shares concerned, (iii) Necigef enabling the company to have the ordinary shares credited to the Necigef Global Certificate, (iv) the Necigef-participant crediting the shareholder accordingly as Necigef-beneficiary in its collective deposit of ordinary shares in the company, and (v) the company effecting the deletion of the shareholder’s name as holder of the shares concerned in the company’s register of shareholders.

9.                                       For the purpose of application of the provisions of these Articles of Association, shareholders shall be understood to include Necigef-beneficiaries.

10.                                 In the event of the damage, destruction or loss of share certificates, the Board of Management may issue duplicates. The issue of a duplicate shall render the original document worthless vis-à-vis the company. The new document shall clearly state that it is a duplicate.

Article 6.

To be deleted.

Article 7.

To be deleted.

Article 8.

To be deleted.

Article 9. Registers of shareholders.

1.                                       Of preference shares A and B no certificates will be issued.

2.                                       The Executive Board shall keep a register containing the names and addresses of all holders of ordinary registered shares and of all holders of preference shares A.

3.                                       The Executive Board shall also keep a separate register containing the names and addresses of all holders of preference shares B.

4.                                       In each register shall be recorded the date on which the shares are acquired by the shareholder, the date of acknowledgement or official service and the amount paid on each share.

5.                                       Every holder of one or more registered shares and everyone having a life interest or a right of pledge over one or more such shares shall be obliged to provide the company in writing with their address.

6.                                       All entries and notes in a register shall be signed by two members of the Executive Board or by a person authorized thereto in accordance with the provisions of article 21 paragraph 2.

7.                                       Article 85, Book 2 of the Civil Code also applies to the registers.

8.                                       Extracts from a register are not marketable.

CHAPTER IV.

Issuance of shares.

Article 10. Body competent to issue shares.

1.                                       Shares are issued pursuant to a resolution adopted by the general meeting. The provision in the preceding sentence is not applicable if and insofar as another body of the company has been designated by the articles of association or by a resolution adopted by the general meeting for a period of five years maximum. When a designation is made, it must be determined how many shares may be issued. A designation made by the articles of association may be withdrawn pursuant to an amendment to the articles of association. A designation made by a resolution adopted by the general meeting cannot be withdrawn, unless it was determined otherwise when the designation was made.

2.                                       A resolution by the general meeting to issue shares or to designate another body competent to issue shares may only be adopted on a proposal of the Executive Board that has been approved by the Supervisory Board.

3.                                       Issue of preference shares B pursuant to a decision of a body other than the general meeting, as a result of which the total amount of preference shares B issued would exceed one hundred per cent (100%) of the total amount of ordinary shares and preference shares A issued, shall only be effected after prior approval by the general meeting to be granted for each specific case.

4.                                       If preference shares B are issued pursuant to a decision of a body other than the general meeting, as a result of which the total amount of preference shares B issued would not exceed one hundred per cent (100%) of the total amount of ordinary shares and preference shares A issued, a general meeting of shareholders shall be convened and held within four weeks from the day of issue, at which the reasons for the issue are explained.

If the number of preference shares A that are or at any time were held by the trust office equals seventy per cent (70%) or more of the share capital issued in the form of ordinary shares and preference shares A, issue of preference shares B by a body other than the general meeting of shareholders shall only be effected up to an amount of preference shares B not exceeding fifty per cent (50%) of the joint total amount of ordinary shares and preference shares A issued.

5.                                       The provisions in paragraphs 1 up to and including 4 shall be analogously applicable to granting rights to take up shares, but shall not be applicable to issuing shares to a person exercising a right to take up shares previously granted.

6.                                       If preference shares B are issued pursuant to a resolution adopted by a body other than the general meeting, a general meeting of shareholders shall be convened which shall be held two years at the latest from the day on which preference shares B were issued for the first time pursuant to a resolution adopted by a body other than the general meeting. The agenda for this meeting shall mention a resolution concerning the acquisition by the company or cancellation of the preference shares B issued pursuant to a resolution adopted by a body other than the general meeting. If the resolution to be adopted under this agenda item does not purport the acquisition by the company or cancellation of the preference shares B issued pursuant to a resolution adopted by a body other than the general meeting, a general meeting shall be convened and held each time within two years from the date of the preceding meeting and the agenda for those meetings shall include a resolution concerning acquisition by the company or cancellation of the preference shares B issued pursuant to a resolution adopted by a body other than the general meeting. This until no more preference shares B issued pursuant to a resolution adopted by a body other than the general meeting are held by third parties.

7.                                       Article 96, Book 2 of the Civil Code also applies to the issue of shares and the granting of rights to take up shares.

Article 11. Conditions of issuance. Rights of pre-emption.

1.                                       The price and further conditions of issue shall be determined at the same time as the resolution to issue shares. The issue price may be no lower than par, without prejudice to the provisions of article 80 paragraph 2, Book 2 of the Civil Code.

2.                                       Upon the issue of ordinary shares, every holder of ordinary shares shall have a preferential right in accordance with article 96a, Book 2 of the Civil Code. The same applies to the granting of rights for the taking up of ordinary shares.

3.                                       The preferential right may be limited or excluded pursuant to a resolution adopted by the general meeting. The provision in the preceding sentence shall not be applicable if and insofar as the other body of the company designated pursuant to article 10 paragraph 1 by the articles of association or a resolution adopted by the general meeting for a fixed period of five years maximum has been designated as being competent to limit or exclude the preferential right. The competence of the other body of the company shall terminate at the time when the competence of this other body of the company to issue shares terminates. Paragraphs 1 and 2 of article 10 shall be analogously applicable.

4.                                       Articles 96a and 97, Book 2 of the Civil Code also apply to the conditions of issue and to the preferential right.

Article 12. Payment for shares.

1.                                       Upon the taking up of each ordinary share and each preference share A, the total par value shall be paid together with, if the share is taken up at a higher price, the difference between these amounts, without prejudice to the provisions in article 80 paragraph 2, Book 2 of the Civil Code.

2.                                       In taking up each preference share B, at least a quarter of the par value shall be paid.

3.                                       Further payments on preference shares B shall be made only after the company has called up such payments. The calling in of further payments shall be effected pursuant to a decision of the Executive Board. Such decision shall be subject to the approval of the Supervisory Board.

4.                                       Payments on preference shares may only be made in money.

                                                Payments on ordinary shares shall be made in money insofar as no other form of payment has been agreed.

5.                                       The Executive Board shall be authorized to enter into legal transactions concerning non-monetary payments on ordinary shares, and the other legal transactions referred to in article 94, Book 2 of the Civil Code, without the prior approval of the general meeting.

6.                                       Articles 80, 80a, 80b and 94b, Book 2 of the Civil Code also apply to payments on shares and non-monetary contributions.

7.                                       For preference shares A a separate share premium reserve shall be held, to be indicated as share premium reserve A. Amounts are booked to this share premium reserve which are paid as premiums on the preference shares A. No amount can be written off from the share premium reserve A and no distribution can be made out of this share premium reserve, without prejudice to the provisions of article 14 paragraph 2 sub b  and article 34 paragraph 3 under b.

CHAPTER V.

Own shares and depository receipts thereof.

Article 13.

1.                                       The company shall be entitled to acquire its own fully paid-up shares or the depository receipts in respect thereof, provided either no valuable consideration is given or provided that:

a.                                       the distributable part of the capital and reserves is at least equal to the purchase price; and

b.                                      the nominal value of the shares or the depository receipts in respect thereof which the company acquires, holds or holds in pledge or which are held by a subsidiary does not exceed one tenth of the issued capital.

2.                                       The company may acquire own shares or depository receipts thereof in order to transfer them, in pursuance of a regulation relating thereto, to staff employed by the company or by a group company.

3.                                       The acquisition or alienation of own shares shall take place pursuant to a decision of the Executive Board. Such a decision shall be subject to the approval of the Supervisory Board, without prejudice to the provisions of article 98 paragraph 4, Book 2 of the Civil Code.

4.                                       Articles 89a, 95, 98, 98a, 98b, 98c, 98d and 118, Book 2 of the Civil Code also apply to own shares or depository receipts thereof.

CHAPTER VI.

Capital reduction.

Article 14.

1.                                       The general meeting may decide to reduce the issued capital, but only at the proposal of the Executive Board with the approval of the Supervisory Board:

a.                 by cancelling shares; or

b.                by reducing the amount of the shares by alteration of the articles of association.

2.                                       a.                 A resolution to cancel shares may only be adopted for:

(i)                                    shares which the company holds itself or for which it holds the depository receipts; or

(ii)                                 all preference shares of a certain class or all ordinary shares, but exclusively provided in all cases that such cancellation is effected in accordance with this article and that the holders of the relevant class of shares will receive the payments provided for in this article 14 paragraph 2. If, after total cancellation of one or more classes of shares, only one class of issued shares remains, the remaining class shall no longer be subject to cancellation.

b.                                      In the event of cancellation of all preference shares A, without prejudice to any provision of the law on the subject, on each preference share A the following shall be paid:

(i)                                   an amount equal to the yield basis A referred to in article 33 paragraph 1 sub a, to the greatest extent possible as a repayment of the nominal amount paid on those shares and for the remainder, to the greatest extent possible, at the expense of the share premium reserve A and, if this reserve does not suffice, at the expense of the other distributable parts of the capital and reserves, plus,

(ii)                               the sum of (x) an amount equal to any unpaid dividend, whether declared or not, on the preference shares A in respect of any closed financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, increased by the interest as referred to in that article, if applicable, to be calculated over the period ending on the date on which the dividend shall become payable, and (y) an amount equal to the dividend on the preference shares A in respect of the current financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, to be calculated proportionally over the elapsed portion of that financial year ending on the date on which the dividend shall become payable. If, in accordance with the foregoing, the entire amount of the share premium reserve A is not paid, the remainder of the share premium reserve A shall be written off in favour of a general share premium reserve.

c.                                       A resolution of the general meeting to cancel or partially repay shares of a certain class shall only be passed in case of a simultaneous or prior approving resolution of the meeting of holders of shares of the class concerned unless it was resolved otherwise upon the first issuance of shares of the class concerned.

3.                           Partial repayments on shares or exemption from the obligation to pay calls is only possible in order to implement a decision to reduce the amount of the shares.

Such repayments or such an exemption shall take place:

a.                                       with regard to all shares; or

b.                                      with regard to either the preference shares of a certain class or the ordinary shares.

A resolution of the general meeting to reduce the amount of the shares of one or more classes shall only be passed in case of simultaneous or prior approving resolutions of the meetings of holders of shares of the classes concerned severally.

4.                                       The provisions of articles 99 and 100, Book 2 of the Civil Code also apply to capital reduction.

CHAPTER VII.

Transfer and delivery of shares. Limited rights.

Article 14A. Limitation of the transfer of preference shares A.

1.                                       Preference shares A may be transferred only to natural persons.

2.                                       Without prejudice to the provision in the preceding paragraph, transfer of preference shares A shall not be possible if the acquirer is the holder of a nominal amount of preference shares A together equal to one per cent (1%) or more of the capital issued in the form of preference shares A. If the acquirer is not a holder of preference shares A or is the holder of a nominal amount of preference shares A equal to less than one per cent (1%) of the capital issued in the form of preference shares A, transfer shall not be possible insofar as he would thereby acquire more than one per cent (1%) of the capital issued in the form of preference shares A. For the application of the provisions in this article, holding preference shares A or acquiring preference shares A shall be understood to include holding or acquiring voting rights, whether or not by the establishment of a life interest, the acquisition or holding of preference shares A by a third party for the account of a person and entering into or being a party to an agreement with a third party who has the right to vote, which agreement provides for a permanent joint policy in respect of exercising the right to vote, all as referred to in articles 12 and 13 of the Wet melding zeggenschap en kapitaalbelang in effectenuitgevende instellingen (Disclosure of Major Holdings and Equity Investments in Securities Issuing Institutions Act). For calculating the said percentage of one per cent (1%), the preference shares A which are allocated to a person as holder or acquirer pursuant to the preceding sentence shall be included.

3.                                       For the application of the provisions in the two preceding paragraphs of this article, acquisition of preference shares A in an issue of preference shares A or in a payment in preference shares A is put on a par with transfer; for determining the size of the capital issued in the form of preference shares A, the shares to be issued or to be used in payment are included in the calculation. In deviation from what has been provided hereinbefore in this paragraph, a shareholder who is a legal entity or who is the holder of one per cent (1%) or more of the capital issued in the form of preference shares

A, may acquire preference shares A in an issue or in a payment in preference shares A, however up to such maximum percentage of the nominal amount by which the capital issued in the form of preference shares A is increased by the issue or payment as being equal to the percentage of the capital issued in the form of preference shares A held by that shareholder prior to the issue or the payment.

4.                                       The provisions in paragraphs 1 and 2 shall not be applicable to the company and its subsidiaries.

5.                                       Furthermore, the provisions in paragraphs 1, 2 and 3 shall not be applicable if the Executive Board has granted an exemption. Such exemption may be subject to conditions. The exemption is irrevocable. The Executive Board’s decision to that effect shall be subject to the approval of the Supervisory Board. The exemption shall only be granted:

a.                                       to the trust office and to a third party with whom the trust office has entered into an agreement providing for a permanent joint policy in respect of exercising the right to vote as referred to in paragraph 2;

b.                                      in case of a transfer by the company and an issue of preference shares A by the company in the context of a merger or of acquiring a participating interest or increase thereof or of a joint venture.

Merger in sub-paragraph b. is understood to constitute the legal merger as referred to in Title 7, Book 2 of the Civil Code, as well as gaining control by means of participation in a company or acquiring a company against the issue of shares.

6.                                       In the event that in the division of a community of property, in case of acquisition pursuant to the law of inheritance or generally in case of acquisition under general title, the number of preference shares A thus acquired by a natural person, together with those already belonging to the acquirer, exceeds the number that can be transferred pursuant to this article, the shares exceeding said limit shall either be exchanged for depository receipts of shares issued by the trust office or sold within a period to be determined by the Executive Board amounting to two months minimum and six months maximum; failing this, the company shall be irrevocably authorised to sell the relevant shares or depository receipts thereof at the stock exchange, being obliged to transfer the net proceeds to the person who is entitled thereto; failing a stock market quotation, the sale shall be effected at a price to be determined by three corporate members of Euronext Amsterdam N.V. holding office in Amsterdam, to be appointed by said association.

7.                                       In the event that in the division of a community of property, in case of acquisition pursuant to the law of inheritance or generally in case of acquisition under general title, a legal entity acquires preference shares A, the shares thus acquired shall either be exchanged for depository receipts of shares or sold within the period referred to in the preceding paragraph and duly observing the provisions in the preceding paragraph, failing which, the company shall be irrevocably authorised to sell the relevant shares in the manner set forth in the preceding paragraph.

8.                                       If an obligation to effect exchange or sale exists pursuant to the provisions in this article, the right to attend meetings and the voting right cannot be exercised and the right to payments shall be suspended for as long as the shareholder does not fulfil his obligations to effect exchange or transfer.

9.                                       For the application of this article, issue of shares shall be understood to include:

a.                                       pursuant to article 322, Book 2 of the Civil Code, the allocation of shares to shareholders of a vanishing company which enters into a legal merger with the company;

b.                                      pursuant to article 344e, Book 2 of the Civil Code, the allocation of shares to shareholders of a demerging company who shall become shareholder of the company by that demerger.

Article 15. Transfer of registered shares.

1.                                       The transfer of a registered share or the transfer of a right in rem therein shall be realized by means of a deed to that effect as well as, except if the company itself is a party to that legal act, acknowledgement in writing of the transfer by the company.

Acknowledgement is effected in the deed, or by a dated declaration of acknowledgement on the deed or on a copy or extract thereof which is certified by a civil law notary or by the transferor. Official service of that deed or that copy or extract on the company shall rank as acknowledgement. If the acknowledgement refers to transfer of partly paid-up preference shares B, acknowledgement can only be effected if the deed is legally dated.

2.                                       A right of pledge may also be created without acknowledgement or official service to the company. In such case, article 239, Book 2 of the Civil Code applies accordingly, on the understanding that the communication meant in paragraph 3 of that article, shall then be replaced by acknowledgement by or official service to the company.

3.                                       The acknowledgement shall be signed by two members of the Executive Board or by the person authorized thereto in accordance with article 21, paragraph 2.

4.                                       The provisions of the paragraphs 1 and 3 apply accordingly to the allocation of registered shares on the division of jointly-held property.

Article 16. Life interest (“Vruchtgebruik”). Pledging (“Pandrecht”).

1.                                       The shareholder shall have voting rights in respect of the shares in which the life interest or the pledge is created.

However, the voting rights shall accrue to the beneficiary of the life interest or the pledgee in the event that it was so stipulated at the creation of the life interest or the pledge.

The shareholder who holds no voting rights and the beneficiary of a life interest or pledgee who does hold voting rights shall have the rights which the law attributes to holders of depository receipts of shares in a company which are issued with that company’s cooperation. A beneficiary of a life interest or a pledgee who holds no voting rights shall not have the rights referred to in the preceding sentence.

2.                                       The rights arising from a share in which a life interest is created, conducing to the acquisition of shares shall accrue to the shareholder on the basis that the shareholder shall compensate the beneficiary of the life interest for the value thereof to the extent that the latter is entitled thereto by virtue of his life interest.

CHAPTER VIII.

Management.

Article 17. Executive Board.

1.                                       The management of the company shall be constituted by an Executive Board consisting of two or more members.

2.                                       Subject to the fixed minimum, the number of members of the Executive Board shall be fixed by the Supervisory Board.

3.                                       The Supervisory Board shall designate from the Executive Board a president of the Executive Board. The Supervisory Board may also from the Executive Board designate a deputy president and/or a vice-president of the Executive Board. The Supervisory Board may terminate such designations at all times.

Article 18. Appointment, suspension and dismissal.

1.                                       The members of the Executive Board shall be appointed by the general meeting from a list of candidates, to be proposed by the Supervisory Board.

2.                                       A nomination or recommendation to appoint a member of the Executive Board shall state the candidate’s age and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a member of the Executive Board. The nomination and recommendation must state the reasons on which they are based.

3.                                       A resolution of the general meeting to appoint a member of the Executive Board in accordance with a nomination by the Supervisory Board shall require an absolute majority of the votes cast.

4.                                       A resolution of the general meeting to appoint a member of the Executive Board other than in accordance with a nomination by the Supervisory Board shall require an absolute majority of the votes cast representing more than one-third of the company’s issued capital. A new meeting as referred to in section 120, subsection 3 of Book 2 of the Netherlands Civil Code cannot be convened.

5.                                       At a general meeting of shareholders, votes in respect of the appointment of a member of the Executive Board, can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto. If none of the candidates nominated by the Supervisory Board is appointed, the Supervisory Board shall retain the right to make a new nomination at a next meeting.

6.                                       Each member of the Executive Board may be suspended and removed at any time by the general meeting.

7.                                       A resolution to suspend or remove other than on a motion of the Supervisory Board may only be passed by the general meeting with an absolute majority of the votes cast representing more than one-third of the company’s issued capital. Article 18, paragraph 4, last sentence, shall apply mutatis mutandis.

8.                                       Each member of the Executive Board may be suspended at any time by the Supervisory Board.

9.                                       A suspension may be extended on one or more occasions, but not for a total of more than three months. If no decision has been made to set aside the suspension or dismiss the member by the end of that period, the suspension shall be set aside.

Article 19. Remuneration.

1.                                       The company has a policy on the remuneration of the Executive Board. The policy shall be proposed by the Supervisory Board and adopted by the general meeting.

2.                                       The remuneration and further terms of employment of the Executive Board shall be determined by the Supervisory Board, with due observance of the policy referred to in paragraph 1.

3.                                       If the remuneration of the Executive Board also consists of schemes under which shares or rights to subscribe for shares are granted, the Supervisory Board shall submit a proposal with respect to these schemes to the general meeting for approval. The proposal must at least state the number of shares or rights to subscribe for shares that can be granted to the Executive Board and the conditions for the granting and amending thereof.

Article 20. Duties of the Executive Board. Decision making process. Allocation of duties.

1.                                       Subject to the restrictions imposed by these articles of association, the Executive Board shall be entrusted with the management of the company.

2.                                       The Executive Board shall draw up rules regulating tasks, operating procedures and decision-making by the Executive Board. Such by-laws shall require the approval of the Supervisory Board.

3.                                       The Executive Board may determine the duties with which each member of the Executive Board will be charged in particular. The allocation of duties shall require the approval of the Supervisory Board.

Article 21. Representation.

1.                                       The Executive Board shall be authorized to represent the company.

Two members of the Executive Board, acting jointly, as well as one member of the Executive Board and a staff member as mentioned in paragraph 2, acting jointly, are also authorized to represent the company.

2.                                       The Executive Board may appoint staff members with general or limited power to represent the company. Each appointment may, at all times, be discontinued. Each of these staff members shall be able to represent the company with due observance of any restrictions imposed on him. The Executive Board shall determine their titles. A resolution of the Executive Board as meant in this paragraph is subject to the approval by the Supervisory Board.

3.                                       In the event of a conflict of interest between the company and a member of the Executive Board, the company shall be represented by such member of the Executive Board or of the Supervisory Board as the Supervisory Board shall designate for this purpose.

Article 22. Approval of decisions of the Executive Board.

1.                                       The Executive Board shall need the approval of the general meeting for resolutions entailing a significant change in the identity or character of the company or its business, in any case concerning:

a.	the transfer of (nearly) the entire business of the company to a third party;

b.

entering into or terminating a long term cooperation between the company or a subsidiary and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the company;

c.

acquiring or disposing of a participation in the capital of a company if the value of such participation is at least one third of the sum of the assets of the company according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of the company, by the company or a subsidiary.

2.                                       Without prejudice to any other appropriate provision of these articles of association, the Executive Board shall obtain the approval of the Supervisory Board for managerial decisions with respect to any one or more of the following matters:

a.                                       the issue and acquisition of shares in and debentures at the expense of the company or of debentures at the expense of a limited partnership, or a partnership in respect of which the company is actively fully liable;

b.                                      cooperation to the issue of depository receipts of shares;

c.                                       application for a quotation or withdrawal of the quotation of the securities referred to sub a. and b. in the price list of any stock exchange;

d.                                      the entering into or the termination of long-term cooperation of the company or a dependent company with any other company or legal entity or as actively fully liable in a limited partnership (commanditaire vennootschap) or general partnership (vennootschap onder firma) if such cooperation or termination is of fundamental importance for the company;

e.                                       the entering by the company or a dependent company in participation in the capital of another company if the value of such participation is at least one quarter of the amount of the issued share capital plus reserves of the company according to its balance sheet with explanatory notes as well as the essential increase or reduction of such participation;

f.                                         investments requiring an amount equal to at least one fourth part of the issued share capital with reserves of the company according to its balance sheet with explanatory notes;

g.                                      a proposal to amend the articles of association;

h.                                      a proposal to dissolve the company;

i.                                          a petition for bankruptcy or request for suspension of payments (surséance van betaling);

j.                                          termination of the employment of a considerable number of the company’s employees or of a dependant company’s employees simultaneously or within a short period of time;

k.                                       radical change in the employment conditions of a considerable number of the company’s employees or of a dependant company’s employees;

l.                                          a proposal to reduce the issued share capital of the company;

m.                                 a proposal for a merger or demerger within the meaning of Title 7, Book 2 of the Civil Code.

3.                                       The Supervisory Board is entitled to require further decisions of the Executive Board in addition to those mentioned in paragraph 2 to be subject to its approval. Such further decisions shall be clearly specified and notified to the Executive Board in writing.

4.                                       The lack of approval of the general meeting in respect of a decision referred to in paragraph 1 and the lack of approval of the Supervisory Board in respect of a decision referred to in paragraph 2, sub-paragraphs a. up to and including l. and in paragraph 3 does not affect the authority of the Executive Board or its members to represent the company.

Article 23. Absence or prevention.

If a member of the Executive Board is absent or is prevented from performing his duties, the remaining members or member of the Executive Board shall be temporarily entrusted with the entire management of the company. If all members of the Executive Board are absent or are prevented from performing their duties, the management of the company shall be temporarily entrusted to the Supervisory Board which shall then be authorized to entrust the management temporarily to one or more persons, whether or not from among its members.

CHAPTER IX.

Supervisory Board.

Article 24. Number of members. Profile.

1.                                       The company shall have a Supervisory Board, consisting of individuals. The Supervisory Board shall consist of at least three members. Where the number of members of the Supervisory Board falls below three, then the board shall take measures forthwith to fill the number of its members.

2.                                       The number of members of the Supervisory Board shall, with due observance of the provisions of paragraph 1, be determined by the Supervisory Board.

3.                                       The Supervisory Board adopts a profile on its size and composition, taking into account the character of the business, its activities and the desired expertise and background of the members of the Supervisory Board.

Article 25. Appointment.

1.                                       The members of the Supervisory Board shall be appointed by the general meeting from a list of candidates, to be proposed by the Supervisory Board.

2.                                       When a member of the Supervisory Board is proposed for appointment, particulars shall be stated in respect of his age, his profession, the nominal amount of shares in the capital of the company he holds and his present and past functions in so far as the same are of interest in connection with the performance of the duties of a member of a Supervisory Board. Legal entities of which he is already a Supervisory Board member shall also be mentioned; if there are companies among them which belong to the same group, it shall be sufficient to name that group. The reasons for the proposal shall be stated.

3.                                       A resolution of the general meeting to appoint a member of the Supervisory Board in accordance with a nomination by the Supervisory Board shall require an absolute majority of the votes cast.

4.                                       A resolution of the general meeting to appoint a member of the Supervisory Board other than in accordance with a nomination by the Supervisory Board shall require an absolute majority of the votes cast representing more than one-third of the company’s issued capital. A new meeting as referred to in section 120, subsection 3 of Book 2 of the Netherlands Civil Code cannot be convened.

5.                                       At a general meeting of shareholders, votes in respect of the appointment of a member of the Supervisory Board, can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto. If none of the candidates nominated by the Supervisory Board is appointed, the Supervisory Board shall retain the right to make a new nomination at a next meeting.

6.                                       For the appointment of members of the Supervisory Board, the provisions of article 142 Book 2 of the Civil Code also apply.

Article 26. Retirement, suspension and dismissal of members of the Supervisory Board.

1.                                       Every member of the Supervisory Board shall retire not later than the day on which the first general meeting of shareholders is held after four years have elapsed from his appointment.

2.                                       The Supervisory Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board. Any alteration to the rotation plan cannot imply that a member sitting on the Supervisory Board shall resign against his will before the period has expired in respect of which he was appointed.

3.                                       A resigning member of the Supervisory Board may be re-appointed. In a proposal for reappointment, the Supervisory Board shall take into account the performance of the nominated member of the Supervisory Board in the past.

4.                                       Without prejudice to the provisions in paragraph 5, every member of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders at all times.

5.                                       A resolution of the general meeting to suspend or remove a member of the Supervisory Board other than in accordance with a proposal of the Supervisory Board shall require an absolute majority of the votes cast representing more than one third of the company’s issued capital. Article 25, paragraph 4, last sentence, shall apply mutatis mutandis.

6.                                       Any suspension may be extended one or more times, but may not last longer than three months in all. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

Article 27. Remuneration.

The general meeting shall determine the remuneration for every member of the Supervisory Board.

Article 28. Duties and powers.

1.                                       It shall be the duty of the Supervisory Board to supervise the management of the Executive Board and the general course of affairs in the company and in the business connected with it. It shall assist the Executive Board with advice. In performing their duties the Supervisory Board members shall act in accordance with the interests of the company and of the business connected with it.

2.                                       The Executive Board shall supply the Supervisory Board in due time with the information required for the performance of its duties.

3.                                       Further, at least once a year, the Executive Board shall inform the Supervisory Board of the main aspects of the strategic policy, the general and financial risks and the company’s management and control systems in writing.

4.                                       The Supervisory Board shall have access to the buildings and premises of the company and shall be authorized to inspect the books and records of the company. The Supervisory Board may designate one or more persons from among its members or an expert to exercise these powers. The Supervisory Board may also in other cases be assisted by experts. The costs of these experts shall be for the account of the company.

Article 29. Proceedings and decision making process. Committees.

1.                                       The Supervisory Board shall elect a president from amongst its members, and one or more vice-president(s) who shall take the place of the president in the latter’s absence. It shall appoint a secretary, who need not be a member of the Supervisory Board, and make arrangements for his substitution in case of absence.

2.                                       In the absence of the president and the vice-president(s) at a meeting, the meeting shall itself designate a president.

3.                                       The Supervisory Board shall meet whenever the president, or two other Supervisory Board members, or the Executive Board make(s) a request thereto.

4.                                       The secretary shall keep minutes of the proceedings at meetings of the Supervisory Board. The minutes shall be adopted in the same meeting or in a following meeting of the Supervisory Board and shall be signed by the president and the secretary as evidence thereof.

5.                                       All decisions of the Supervisory Board shall be adopted by an absolute majority of the votes cast.

6.                                       Decisions of the Supervisory Board shall only be valid if taken at a meeting at which the majority of the Supervisory Board members are present or represented.

7.                                       A Supervisory Board member may be represented by a co-member of the Supervisory Board authorized in writing.

A Supervisory Board member may not act as representative for more than one co-member.

8.                                      The Supervisory Board may also take decisions without a meeting, provided the proposal concerned is submitted to all Supervisory Board members and none of them objects to this manner of taking decisions. The secretary shall draw up a report regarding a decision thus taken and shall attach the replies received to the report, which shall be signed by the president and the secretary. This manner of taking decisions shall be notified in the following meeting of the Supervisory Board.

9.                                      The Supervisory Board shall meet together with the Executive Board as often as the Supervisory Board or Executive Board makes a request thereto.

10.                                The Supervisory Board shall draw up rules containing further regulations on the procedure for holding meetings and decision-making by the Supervisory Board, and its operating procedures.

11.                                 The Supervisory Board may, without prejudice to its responsibilities, designate one or more committees from among its members, who shall have the responsibilities specified by the Supervisory Board.

12.                                 The composition of any such committee shall be determined by the Supervisory Board.

13.                                 The general meeting may additionally remunerate the members of the committee(s) for their services.

Article 30. Indemnity.

1.                                       The Company shall indemnify and hold harmless each member of the Executive Board and each member of the Supervisory Board (each of them, for the purpose of this article 30 only, the “Director”) against any and all liabilities, claims, judgements, fines and penalties (the “Claims”), incurred by the Director as a result of any threatening, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (the “Action”), brought by any party other than the Company itself or its group companies, in relation to acts or omissions in or related to his capacity as a Director. Claims will include derivative actions brought on behalf of the Company or its group companies against the Director and claims by the Company itself (or one of its group companies) for reimbursement of claims by third parties on the ground that the Director was jointly liable toward that third party, in addition to the Company.

2.                                       The Director will not be indemnified with respect to Claims in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which he was not legally entitled, or if the Director shall have been adjudged to be liable for gross negligence (grove nalatigheid), wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

3.                                       Any expenses (including reasonable attorneys’ fees and litigation costs) (together the “Expenses”) incurred by the Director in connection with any Action, shall be reimbursed by the Company, but only upon receipt of a written undertaking by that Director that he shall repay such Expenses if a competent Court should determine that he is not entitled to be indemnified. Expenses shall be deemed to include any tax liability which the Director may be subject to as a result of his indemnification.

4.                                       Also in case of an Action against the Director by the Company itself or its group companies, the Company will advance to the Director his reasonable attorneys’ fees and litigation costs but only upon receipt of a written undertaking by that Director that he shall repay such fees and costs if a competent Court should resolve the Action in favour of the Company or its group companies rather than the Director.

5.                                       The Director shall not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the Company’s prior written authorisation. The Company and the Director shall use all reasonable endeavours to cooperate with a view to agreeing on the defence of any Claims. However, in the event that the Company and the Director would fail to reach such agreement, the Director shall comply with all directions given by the Company in its sole discretion.

6.                                       The indemnity contemplated by this article 30 shall not apply to the extent Claims and Expenses are reimbursed by insurers.

7.                                       In case of amendment of this article 30, the indemnity provided hereby shall nevertheless continue to apply to Claims and/or Expenses incurred in relation to the acts or omissions by the Director during the periods in which this clause was in effect.

CHAPTER X.

Annual accounts and annual report. Profits.

Article 31. Financial year. Annual accounts and annual report. Auditor.

1.                                       The financial year of the company shall be the calendar year.

2.                                       Annually, the Executive Board shall draw up annual accounts and shall deposit these at the company’s office for inspection by shareholders, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the general meeting by not more than six months. Within this period, the Executive Board shall also submit the annual report.

3.                                       Within the period referred to in paragraph 2, the Executive Board shall submit the annual accounts simultaneously with the annual report to the Supervisory Board.

4.                                       The Supervisory Board shall present its report on the annual accounts to the general meeting.

5.                                       The company shall assign an auditor to audit the financial statements. The general meeting is empowered to make such assignment. If no such assignment is made by that meeting, the Supervisory Board or, if there are no members of that board in office or if it fails to make an assignment, the Executive Board shall be empowered to do so. The assignment may be withdrawn at any time by the general meeting and by the person who made the assignment; assignments made by the Executive Board may also be withdrawn by the Supervisory Board.

6.                                      The auditor shall report on his audit to the Supervisory Board and the Executive Board. The auditor shall convey the results of his audit in a report attesting to the financial statements giving a true and fair view.

7.                                      Articles 101, 102 and 103 and Title 9, Book 2 of the Civil Code also apply to the annual accounts and to the annual report.

Article 32. Adoption. Release.

1.                                      The annual accounts shall be adopted by the general meeting.

The annual accounts may not be adopted by the general meeting if the general meeting has been unable to take cognisance of the auditor’s report, unless the remaining information include a legal ground for the lacking of the statement.

2.                                      In the general meeting of shareholders where the resolution to adopt the annual accounts is passed, a proposal to release the members of the Executive Board from liability for the exercise of the management and a proposal to release the members of the Supervisory Board from liability for the exercise of the supervision of the management, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the general meeting prior to the approval of the annual accounts, shall be brought up for discussion as two separate items.

Article 33. Dividend. Reservations.

1.                                      a.                                        From the profits - the positive balance of the profit and loss account - earned in the financial year last expired, first, insofar as possible, the dividend attributable to each of the holders of preference shares A is pro rata parte paid out to them, insofar as possible.

The dividend in respect of the preference shares A will be expressed in a percentage of the yield basis A adjusted on a time proportional basis to the extent that the preference shares A have been issued or cancelled during the financial year last expired and will be determined in the resolution to issue such preference shares A for the first time. The preference share A annual dividend shall be declared each year on the date the company’s annual accounts are adopted and shall be paid within 3 business days of such adoption. In the event that such dividend is not so paid, the company shall, simultaneously with the delayed payment of such dividend, pay in addition to the holders of such preference shares A an amount equal to the interest on such dividend in respect of each day such dividend is not paid by the company, calculated at an annual rate equal to the then current dividend rate.

In the resolution to issue preference shares A for the first time, it may be stipulated that the above mentioned dividend percentage in respect of the preference shares A concerned be periodically altered. In such case, the resolution shall also state the moments of alteration and, in detail, the manner by which the dividend percentage when altered shall be calculated.

The amount of dividend per preference share A, being the result of the above mentioned method of calculation, shall be rounded off upwards to entire cents.

The term “issue shares of a certain class for the first time” used in these articles of association shall also apply to a first issue of shares of a class after all shares of such class were cancelled in accordance with article 14 paragraph 2 sub a.

The yield basis A, applying to the preference shares A, amounts to three euros and forty thousand three hundred and fifty-five one hundred thousandth eurocents (EUR 3.40355).

In case of a partial repayment on preference shares A in accordance with article 14 paragraph 3, and also in case of a payment to holders of preference shares A in accordance with article 34 paragraph 3 under b. the yield basis A shall decrease, as from the day on which the payment concerned shall become payable, by an amount equal to the amount to be paid on each preference share A.

b.                                      From the balance of the profit remaining after application of the provision under a. a dividend shall be paid on the preference shares B, the percentage of which - to be calculated over the paid up part of the nominal value - is equal to the repo-rate of the European Central Bank, decreased or increased by a discount or upcount, with a maximum of three percent point (3%), to be determined by the Executive Board under the approval of the Supervisory Board, averaged over the number of days over which the payment is made.

c.                                       In the event that for any financial year the payments referred to under a. and b. cannot or cannot entirely be made because the profit does not so allow, payment of the deficit shall be made from the profit of the following financial years.

In that case, always insofar as possible, the dividend in arrears attributable to the holders of preference shares A, together with the dividend over the last ended financial year attributable to them, shall be paid first. Subsequently, the dividend in arrears attributable to the holders of preference shares B together with the dividend over the last ended financial year attributable to them, shall be paid.

2.                                       Subsequently, the Executive Board shall, subject to the approval of the Supervisory Board, determine which part of the profit remaining after application of paragraph 1, shall be allocated to the reserves.

3.                                       The part of the profit remaining thereafter shall be at the disposal of the general meeting, provided that no further distributions can be made on the preference shares A and B.

4.                                       If, over any year, a loss has been suffered, for such year no dividend on the ordinary shares shall be paid, without prejudice to the provisions of article 34 paragraph 2. In subsequent years, too, payment of dividend on ordinary shares shall only be effected when the loss has been cleared by profits. However, the general meeting may, on the proposal of the Executive Board which has been approved by the Supervisory Board, resolve to clear the loss to the debit of the distributable part of the capital and reserves, provided that, in order to clear losses, no charge may be made to the share premium reserve A.

5.                                       The Executive Board may decide to pay an interim dividend. The decision is subject to the approval of the Supervisory Board.

6.                                       No dividend shall be paid on the shares held by the company in its own capital. For the computation of profit distribution, the shares on which according to this paragraph 6 no dividend shall be paid, shall not be taken into account.

7.                                       Furthermore, payments to shareholders are subject to articles 103, 104 and 105, Book 2 of the Civil Code.

Article 34. Distribution in shares and to the debit of the reserves.

1.                                       The general meeting may, at the proposal of the Executive Board which has been approved by the Supervisory Board, resolve that a payment of dividend on ordinary shares be wholly or partly not in cash, but in shares in the company.

2.                                       The general meeting may, at the proposal of the Executive Board which has been approved by the Supervisory Board, resolve that distributions to holders of ordinary shares be made out of the distributable part of the capital and reserves, except for the share premium reserve A. The provisions of paragraph 1 apply analogously. Distributions as referred to in this paragraph 2 shall not be made, if not all amounts due in accordance with article 33 paragraph 1 sub a and b juncto c are paid.

3.                                       a.                                       The Executive Board, subject to approval by the Supervisory Board, may, decide to effect payment of the amounts payable to holders of preference shares in accordance with article 33 paragraph 1 by such payment being charged to the distributable part of the capital and reserves, except for the share premium reserve A.

b.                                      The Executive Board, subject to approval by the Supervisory Board, may also decide to effect payment to the holders of preference shares

A not being due in accordance with article 33 paragraph 1, however, exclusively by such payment being charged to the share premium reserve A. A decision of the Executive Board referred to in the previous sentence shall only be taken in case of a simultaneous or prior approving resolution of the meeting of holders of preference shares A and, on the basis of a simultaneous adjustment of the yield basis.

Article 35. Date for payment.

Payment of dividends and other distributions shall be announced in accordance with article 44.

CHAPTER XI.

General meetings of shareholders.

Article 36. Annual meeting.

1.                                       The annual meeting shall be held annually, and not later than six months after the end of the financial year.

2.                                       The agenda for that meeting shall contain, inter alia, the following points for discussion:

a.                                       the annual report;

b.                                      adoption of the annual accounts;

c.                                       determination of dividend;

d.                                      release from liability of members of the Executive Board;

e.                                       release from liability of members of the Supervisory Board;

f.                                         any filling of vacancies;

g.                                      any other proposals put forward by the Supervisory Board or the Executive Board put forward for discussion and announced with due observance of article 38, such as proposals concerning the designation of a body competent to issue shares and the authorization of the Executive Board to cause the acquisition of own shares or depository receipts thereof by the company.

Article 37. Other meetings.

Other general meetings of shareholders shall be held as often as the Executive Board or the Supervisory Board deems such necessary, without prejudice to the provisions of the articles 110, 111 and 112, Book 2 of the Civil Code.

Article 38. Convocation. Agenda.

1.                                       General meetings of shareholders shall be convened by the Supervisory Board or the Executive Board.

2.                                       The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

3.                                       The notice of the meeting shall state the subjects to be dealt with or it shall state that the shareholders and the holders of depository receipts of shares may take cognisance thereof at the company’s office, without prejudice to the provisions of article 45 paragraph 2 of the articles of association and of article 99 paragraph 7, Book 2 of the Civil Code.

4.                                       The notice of the meeting shall state the requirement for admission to the meeting as described in article 42.

5.                                       Convocation shall be made in the manner stated in article 44.

6.                                       Matters not stated in the notice of the meeting may be further announced, subject to the time limit pertaining to the convocation of meetings, in the manner stated in article 44.

7.                                       Unless the notice of the meeting includes the contents of all documents which, according to the law or the articles of association, are to be available to shareholders and to holders of depository receipts of shares for inspection in connection with the meeting to be held, these documents are to be made available free of charge to shareholders and holders of depository receipts at a paying agent (“betaalkantoor”) in the Netherlands, as meant in the General Rules to be designated in the notice of the meeting.

8.                                       Holders of shares and holders of depository receipts representing alone or in the aggregate at least one percent (1%) of the issued capital, or alone or in the aggregate, at least a value of ten million euros (EUR 10,000,000) according to the Official Price List, have the right to request to the Executive Board or the Supervisory Board to place items on the agenda of the general meeting of shareholders.

These requests shall in principal be honoured by the Executive Board or the Supervisory Board on the condition:

a.                                       that these shall be no grave interests of the company which resist against the placing on the agenda;

b.                                      that the request has been filed in writing with the Executive Board or the chairman of the Supervisory Board at least sixty days prior to the date of the general meeting of shareholders.

Article 39. Place of meetings.

The general meetings of shareholders shall be held in Amsterdam.

Article 40. Chairmanship.

1.                                       The general meetings of shareholders shall be chaired by the president of the Supervisory Board or, in his absence, by a vice-president of that board; in the event that the latter is (are) also absent, the Supervisory Board members present shall elect a chairman from their midst. The Supervisory Board may designate another person to act as chairman of a general meeting of shareholders.

2.                                       If the chairman has not been appointed in accordance with paragraph 1, the meeting shall itself choose a chairman. Until that moment a member of the Executive Board designated thereto by the Executive Board shall act as chairman.

Article 41. Minutes.

1.                                       Minutes shall be kept of the proceedings at every general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them as evidence thereof.

2.                                       The Supervisory Board or the chairman may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

Article 42. Rights at meetings. Admittance.

1.                                       Each shareholder entitled to vote and each beneficiary of a life interest or pledgee to whom the voting rights accrue shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights. Where it concerns ordinary registered shares, the Executive Board must be notified in writing of the intention to attend the meeting. Such notice must be received by the Executive Board not later than on the date mentioned in the notice of the meeting.

2.                                       The rights to attend and vote at meetings pursuant to paragraph 1 may be exercised by a person holding a written instrument of proxy, provided that, in the case of ordinary shares the instrument of proxy is received by the Executive Board not later than the date stated in the notice convening the meeting, or in the case of preference shares A which are held by the trust office, the instrument of proxy is received by the Executive Board not later than at the signing of the attendance list prior to the commencement of the general meeting of shareholders.

3.                                       If the voting rights on a share accrue to the beneficiary of a life interest or to a pledgee, instead of to the shareholder, the shareholder is also authorized to attend the general meeting of shareholders and to address the meeting, provided that, where it concerns ordinary registered shares, the Executive Board has been notified of the intention to attend the meeting in accordance with paragraph 1. Paragraph 2 applies analogously.

4.                                       With respect to the voting rights and the right to participate in meetings attached to ordinary bearer shares, the company shall apply by analogy the provisions of Sections 88 and 89 Book 2 of the Dutch Civil Code and recognise as a shareholder the person named in a written statement from a Necigef-participant as a Necigef-beneficiary, entitled to a given number of ordinary bearer shares belonging to such Necigef-participant’s collective deposit of ordinary bearer shares in the company and remaining thus entitled until the close of the meeting.

A holder of ordinary bearer shares or his proxy shall only have admittance to the meeting if the foregoing statement has been deposited not later than on the date stated in the notice convening the meeting at the place mentioned therein. The receipt issued once such statement has been deposited shall give admittance to the meeting. The foregoing provisions of this paragraph 4 shall apply mutatis mutandis to each pledgee or usufructuary of ordinary bearer shares in whom voting rights are vested or their proxy.

5.                                       The Executive Board has the power to determine in the notice convening the meeting that for the application of section 117, subsections 1 and 2, of Book 2 of the Netherlands Civil Code, and section 117a, subsections 2 and 4, of Book 2 of the Netherlands Civil Code, the persons that are entitled to attend and address meetings and to vote are the persons who have those rights on a determined day and are entered as such in a register (or one or more parts thereof) that has been designated for that purpose by the Executive Board, notwithstanding who is entitled to those shares or depositary receipts at the time of the meeting. In this matter the provisions of paragraph 1 up to and including 4 also apply on the understanding that:

a.                                       the statement of the Necigef-participant as referred to in paragraph 4 does not have to include that the person mentioned shall remain participant until the close of the meeting;

b.                                      the requirement of entry in the register that has been designated for that purpose by the Executive Board shall substitute the requirement of depositing a statement as referred to in this paragraph 4.

6.                                       The Executive Board may determine that the right to attend meetings referred to in section 1 may also be exercised by electronic means of communication. As a minimum requirement, the person entitled to attend the meeting via electronic means of communication must be identifiable, he must be able to directly take note of the proceedings of the meeting and, if entitled, to exercise his voting rights. The Executive Board may set as additional requirement that persons entitled to attend the meeting can also participate in the deliberation by electronic means of communications.

7.                                       The Executive Board may set further conditions to the use of electronic means of communication referred to in paragraph 6. Those conditions shall be disclosed with the notice of the meeting.

8.                                       Each person entitled to vote or his proxy shall sign the attendance list. The names of persons who participate in the meeting in accordance with article 42 paragraph 6 or who have cast their votes as referred to article 43 paragraph 8, shall be added to the attendance list.

9.                                       Each holder of depository receipts shall be entitled to attend the general meeting of shareholders and to address the meeting. Where registered depository receipts are concerned, the provisions in paragraph 1 second and third sentence shall be analogously applicable. Where bearer depository receipts of shares are concerned, the certificates of depository receipts of shares must be deposited at the place stated in the notice convening the meeting not later than the date stated in the notice convening the meeting, without prejudice to the provisions of paragraph 5. The provisions in this paragraph shall not be applicable to the beneficiary of a life interest and the pledgee referred to in paragraph 1 and to the shareholders referred to in paragraph 3.

10.                                The right to attend meetings in accordance with paragraph 9 may be exercised by a proxy authorised in writing, provided that, without prejudice to the lodging requirement, the form of proxy has been received by the Executive Board on the date stated in the notice of the meeting at the latest. Paragraph 2 shall be analogously applicable.

11.                                The date mentioned in the notice of the meeting, referred to in the paragraphs 1 and 4, cannot be prior than the thirtieth day prior to the date of the meeting. The date mentioned in the notice of the meeting, referred to in paragraph 5, cannot be prior than the seventh day before that meeting or at some time, so much earlier as will be allowed by law. The date mentioned in the notice of the meeting, referred to in the paragraphs 2 and 10, cannot be prior than the third day prior to the date of the meeting.

12.                                The members of the Supervisory Board and of the Executive Board shall be entitled to attend the meeting and shall, as such, have the right to advise the general meeting of shareholders.

13.                                The chairman shall decide whether persons other than those who shall be admitted in accordance with the above provisions of this article shall be admitted to the meeting.

Article 43. Votes.

1.                                       Except where the law or the articles of association require a qualified majority, all resolutions shall be adopted by absolute majority of the votes cast.

2.                                       Each share confers the right to cast one vote.

3.                                       If in an election of persons a majority is not obtained, a second free vote shall be taken. If again a majority is not obtained, further votes shall be taken until either one person obtains a majority or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the persons who participated in the preceding election, but with the exclusion of the person who received the smallest number of votes in that preceding election. If in a preceding election more than one person receives the smallest number of votes, it shall be decided by lot which of these persons should not participate in the new election. If there is a tie of votes in an election between two persons, it shall be decided by lot who is elected, without prejudice to the provision of the following paragraph.

4.                                       If there is a tie of votes in a vote other than a vote for the election of persons, the proposal is thus rejected.

5.                                       All votes may be cast orally. The chairman is however entitled to decide a vote by a secret ballot. If it concerns an election of persons, also a person present at the meeting and entitled to vote can demand a vote by a secret ballot. Voting by secret ballot shall take place by means of secret, unsigned ballot papers.

6.                                       Abstentions and invalid votes shall not be counted as votes.

7.                                       Voting by acclamation shall be possible if none of the persons present and entitled to vote objects against it.

8.                                       In the event that he uses the authority referred to in article 42 paragraph 5, the Executive Board may determine that votes cast by electronic means of communication before the general meeting of shareholders shall be treated the same as votes cast during the meeting. These votes cannot be cast before the date of registration set out in the notice, as referred to in article 42 paragraph 5. Without prejudice to the other provisions of article 42, the notice shall state the manner in which persons entitled to take part in and vote at meetings may exercise their rights prior to the meeting.

9.                                       The provisions of the articles 13 paragraphs 3 and 4, and 117, Book 2 of the Civil Code also apply to the general meeting of shareholders.

Article 43A. Meeting of holders of shares of one class.

1.                                       Meetings of holders of shares of one class shall be convened by the Executive Board or by the Supervisory Board. The meetings shall be held as often as the Executive Board or the Supervisory Board deems necessary, and also whenever such is required in accordance with the law or the articles of association.

2.                                       With regard to these meetings, the provisions regarding the general meetings of shareholders shall, to the extent possible, apply analogously.

CHAPTER XII.

Convocations and notifications.

Article 44.

All announcements for the general meetings of shareholders, all notifications concerning dividend and other payments and all other communications to shareholders and holders of depository receipts shall be effected by means of a notice in a national daily paper and in the Official Price List, or in such manner as shall be authorised by law at the time, including a notice made by electronic means which shall be accessible directly and permanently up until the meeting, without prejudice to the provisions of article 96a paragraph 4, Book 2 of the Civil Code.

CHAPTER XIII.

Amendment of the articles of association and dissolution.

Article 45. Amendment to the articles of association. Dissolution.

1.                                       A resolution to amend the articles of association or to dissolve the company shall only be adopted at the proposal of the Executive Board which has been approved by the Supervisory Board.

2.                                       When a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, this must be mentioned in the notice of the general meeting of shareholders or in the further announcement referred to in article 38 paragraph 6 and, if an amendment to the articles of association is to be discussed, a copy of the proposal, setting forth the text of the proposed amendment verbatim, shall at the same time be deposited at the company’s office for inspection and shall be held available for shareholders and holders of depository receipts free of charge until the end of the meeting.

Article 46. Liquidation.

1.                                       In the event of dissolution of the company by virtue of a resolution of the general meeting, the members of the Executive Board shall be charged with the liquidation of the business of the company and the Supervisory Board with the supervision thereof.

2.                                       During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3.                                       From the balance remaining after payment of debts there shall first be distributed as a Liquidation Distribution to the holders of preference shares A:

a.                                       the sum of (x) an amount equal to any unpaid dividend, whether declared or not, on the preference shares A in respect of any closed financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, increased by the interest as referred to in that article, if applicable, to be calculated over the period ending on the date on which the Liquidations Distribution shall become payable, and (y) an amount equal to the dividend on the preference shares A in respect of the current financial year, which amount shall be calculated in accordance with the provisions of article 33, paragraph 1, to be calculated proportionally over the elapsed portion of that financial year ending on the date on which the Liquidation Distribution shall become payable; and

b.                                      an amount per preference share A  equal to the yield basis A referred to in article 33 paragraph 1 under a.

4.                                       The balance remaining after application of paragraph 3 there shall be distributed to the holders of preference shares B:

a.                                       any outstanding dividend referred to in article 33 paragraph 1, which shall then be calculated over the period ending on the date on which the liquidation payment shall become payable; and

b.                                      the nominal amount paid on these shares.

If the balance is not sufficient therefor, distribution shall be effected in proportion to the amounts paid on those shares.

5.                                       The balance then remaining shall be distributed to the holders of ordinary shares in proportion to the total amount of ordinary shares held by each of them.

6.                                       The liquidation shall otherwise be subject to the provisions of Title 1, Book 2 of the Civil Code.

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